Exhibit 10.5

Everi Holdings Inc.

Non-Employee Director

Notice OF GRANT of Deferred Restricted Stock UnitS

Everi Holdings Inc. (the “Company”) has granted to the Participant an award of restricted stock units (“RSUs”) under Sections 9 and 15 of the Company’s Amended and Restated 2014 Equity Incentive Plan (as the same may be amended and/or amended and restated from time to time, the “Plan”), each of which represents the right to receive one (1) share of Stock on the applicable Settlement Date (the “Award”).  The Participant is not eligible to make an election to receive other compensation in exchange or in substitution for this Award.

Participant:	_____________________	Award No.:

Date of Grant:	____________, 201__
Total Number of RSUs:	_____________, subject to adjustment as provided by the Restricted Stock Units Agreement.
Vesting Schedule:

Provided that the Participant’s Service has not terminated prior to the applicable date, the number of vested RSUs (disregarding any resulting fractional unit) as of any date is determined by multiplying the Total Number of RSUs by the “Vested Ratio” determined as of such date, as follows:

Vested Ratio
Prior to the first anniversary of the Date of Grant	0
On the first anniversary of the Date of Grant	1/3
On the second anniversary of the Date of Grant	2/3
On the third anniversary of the Date of Grant	3/3

Notwithstanding any other provision contained in this Notice of Grant of Deferred Restricted Stock Units or the Restricted Stock Units Agreement to the contrary, the Total Number of RSUs shall become vested on the date a Change in Control (as defined in the Plan) is consummated if the Participant’s Service has not terminated prior to such date.

Settlement Date:	The Award will be settled, as applicable, on the earliest of the events specified in paragraphs (i)-(iv) below:

(i)      _____________, 202__ , or

(ii)     The Participant’s death, or

(iii)     The occurrence of a Change in Control (as defined in the Plan), provided the transaction also constitutes a “change in control event” as defined in Treasury Regulation 1.409A- 3(i)(5)(v) or (vii), or

(iv)     The date that is six (6) months following the Participant’s “separation from service” (as defined in the Income Tax Regulations under Code Section 409A).  In general, a “separation from service” will occur when the Participant ceases serving as a member of the Company’s board of directors for any reason not covered by paragraphs (ii) and (iii) above, unless the Participant continues providing consulting services to the Company.

If the event in paragraph (iii) triggers settlement, the Award will be settled immediately prior to the effective time of the transaction that constitutes the Change in Control.  Otherwise, the Award will be settled promptly on or after the date of the earliest event specified above, but in any event no later than the end of the calendar year in which such event occurs.  At the time of a deferred settlement, one share of the Company’s Common Stock will be issued for each vested RSU.  However, the Company retains discretion to substitute an equivalent amount of cash for each underlying share, determined on the basis of the Fair Market Value (as defined in the Plan) of the stock at the time an RSU is settled.

Award Unfunded:	The Company has not formally funded the Award and the Participant is considered a general unsecured creditor of the Company with respect to each RSU.
Superseding Agreement	None.
Tax Matters:

The RSUs are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  The Company has attempted in good faith to structure this Award in a manner that conforms to the requirements of Code Section 409A, and any ambiguities herein will be interpreted to so comply with these requirements to the maximum extent permissible.  To the extent the IRS challenges whether this Award in fact complies with Code Section 409A, the Participant will be fully responsible for any additional taxes, penalties and/or interest that might apply as a result of any adverse determination resulting from such challenge.  Notwithstanding anything to the contrary in the Plan or the Participant’s Restricted Stock Units Award Agreement, the Company may accelerate settlement of the Award (in whole or in part) only in accordance with Section 409A.  The Participant is encouraged to consult a tax advisor (at the Participant’s own expense).

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Notice of Grant of Deferred Restricted Stock Unit and by the provisions of the Restricted Stock Units Agreement and the Plan, both of which are made a part of this document.  The Participant acknowledges that copies of the Plan, the Restricted Stock Units Agreement and the prospectus for the Plan are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Notice of Grant of Deferred Restricted Stock Unit.  The Participant represents that the Participant has read and is familiar with the provisions of the Restricted Stock Units Agreement and the Plan, and hereby accepts the Award subject to all of their terms and conditions.

EVERI HOLDINGS INC.		PARTICIPANT

By:		Name:
	Michael D. Rumbolz	Signature:
Chief Executive Officer
Date
Address:	7250 S. Tenaya Way, Suite 100
	Las Vegas, NV 89113	Address

ATTACHMENTS:	Amended and Restated 2014 Equity Incentive Plan, as amended to the Date of Grant; Restricted Stock Units Agreement and Plan Prospectus